Exhibit 16.1

February 5, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We, MNP LLP (“MNP”), were previously the auditor for Green Thumb Industries Inc. (“GTI”) and, under the date of April 30, 2019, we reported on the consolidated financial statements of GTI as of and for the year ended December 31, 2018. MNP resigned as GTI’s auditor effective October 15, 2019.

We have read GTI’s statements included in Item 14 of its Amendment No. 1 to the Form 10 under the heading “Prior Independent Registered Accounting Firm” dated February 5, 2020, and we agree with such statements.

Very truly yours,

MNP LLP

Chartered Professional Accountants

Licensed Public Accountants